Exhibit 21.1
LIST OF SUBSIDIARIES
BPC Funding I LLC, a Delaware limited liability company
BPCC Holdings, Inc., a Delaware corporation
Barings Private Credit Corporation CLO 2023-1 Ltd., a Bermuda limited company
Barings Private Credit Corporation CLO 2023-1, LLC, a Delaware limited liability company